EXHIBIT 99.1

For Immediate Release

Patrick Industries, Inc. Reports First Quarter 2012 Financial Results

ELKHART, IN – April 26, 2012 – Patrick Industries, Inc. (NASDAQ: PATK), a major manufacturer and distributor of building and component products for the recreational vehicle (“RV”), manufactured housing (“MH”) and industrial markets, today reported its financial results for the first quarter ended April 1, 2012.

Net sales for the first quarter of 2012 were $102.7 million compared to $69.5 million in the same quarter of 2011, an increase of $33.2 million or 47.8%.  The sales increase reflected a 57% increase in the Company’s revenue from the RV industry and a 36% increase in revenue from the MH industry, which represented approximately 69% and 18% of first quarter 2012 sales, respectively.  Approximately $11.6 million of the revenue improvement was attributable to acquisitions completed since June 2011, with the remaining $21.6 million increase primarily attributable to increased RV market penetration, improved residential cabinet and furniture business in the industrial market, and a 10% increase in quarterly wholesale unit shipments in the RV industry.  Additionally, the Company estimates wholesale unit shipments in the MH industry increased approximately 25% from the first quarter of 2011.  Sales to the industrial market sector, which is primarily tied to the residential housing and commercial and retail fixture markets and accounted for 13% of the Company’s first quarter 2012 sales, increased 23% from the prior year period.  The industrial market experienced a 19% increase in new housing starts in the quarter compared to the prior year period.

Patrick reported net income in the first quarter of 2012 of $5.0 million or $0.47 per diluted share, an increase of $6.2 million or $0.60 per diluted share, over the net loss of $1.2 million or $0.13 per diluted share in the first quarter of 2011.  First quarter 2012 net income included a non-cash charge of $1.7 million or $0.16 per diluted share related to mark-to-market accounting for common stock warrants.  The first quarter 2011 net loss was impacted by non-cash charges related to the refinancing of Patrick’s former credit facility, including $0.6 million or $0.06 per diluted share for the write-off of the remaining unamortized loss on interest rate swaps that were terminated and paid off during the quarter and the write-off of $0.4 million or $0.04 per diluted share of financing costs, as well as a non-cash charge of $0.3 million or $0.03 per diluted share related to mark-to-market accounting for common stock warrants.

On March 30, 2012, the Company exercised its option to prepay 10%, or $770,000 in the aggregate, of the original principal amount of its secured senior subordinated notes due in 2016, at a price of 101% of the principal amount being prepaid plus accrued interest.

“We are pleased and energized by our improved first quarter revenue growth and profitability as we are realizing many of the benefits of strategic and operational initiatives executed over the past three years as well as the sacrifices, commitment, and dedication of our team members,” said Todd Cleveland, President and Chief Executive Officer.  “Our acquisition initiatives have contributed to our overall profitability and we believe the addition of key team members to the Patrick organization will continue to provide ongoing benefits as we continually focus on bringing value- added innovative products and services to our customers.”

“As 2012 progresses, we anticipate the investments we made in our businesses in 2011, and the investments we plan to make during the year, will positively impact both our top and bottom line results.  While we continue to face risks relating to the overall state of the economy and consumer confidence levels that could negatively impact our operating results, we believe that, with our leverage position at its lowest level since 1999 (as measured by our debt-to-EBITDA ratio), our strengthened balance sheet will aid us in withstanding any challenges that may arise.  Our main focus in 2012 will be to execute on our organizational strategic agenda, which includes increasing market share and profitability by exploring targeted strategic acquisitions, driving deliverables in our ‘Customer First’ performance-oriented culture, and combining the value of high quality products with exceptional service to consistently meet and exceed the expectations of our customers.  Additionally, we will continue to focus on leveraging our operating platform, balancing appropriate risks and opportunities, and maximizing efficiencies to support our long-term strategic growth goals,” stated Mr. Cleveland.

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, household furniture, fixtures and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 12 states.  Patrick’s major manufactured products include decorative vinyl and paper panels, countertops, wrapped profile mouldings, cabinet doors and components, interior passage doors, exterior graphics, and slotwall and slotwall components.  The Company also distributes drywall and drywall finishing products, electronics, wiring, electrical and plumbing products, cement siding, interior passage doors, roofing products, laminate flooring, shower doors, furniture, fireplace and slide-out surrounds and fascia, and other miscellaneous products.

Forward-Looking Statements

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed residential and manufactured homes, the financial condition of our customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company’s core businesses, the ability to effectively manage the costs and the implementation of the new enterprise resource management system, the successful integration of recent acquisitions, interest rates, oil and gasoline prices, the outcome of litigation, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants.  In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and residential and manufactured homes.  The Company does not undertake to update forward-looking statements, except as required by law.  Further information regarding these and other risks, uncertainties and factors is contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov.

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Contact:
Julie Ann Kotowski
Patrick Industries, Inc.
574-294-7511 / kotowskj@patrickind.com

(thousands except per share data)	FIRST QUARTER ENDED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)	Apr. 1, 2012	Mar. 27, 2011
NET SALES	$102,688	$69,485
Cost of goods sold	86,254	61,595
Gross profit	16,434	7,890
Operating expenses:
Warehouse and delivery	3,674	3,113
Selling, general and administrative	4,918	3,857
Amortization of intangible assets	316	172
Gain on sale of fixed assets	-	(24)
Total operating expenses	8,908	7,118
OPERATING INCOME	7,526	772
Stock warrants revaluation	1,670	270
Interest expense, net	845	1,737
Income (loss) before income taxes	5,011	(1,235)
Income taxes	-	-
NET INCOME (LOSS)	$5,011	$(1,235)

BASIC NET INCOME (LOSS) PER COMMON SHARE	$0.49	$(0.13)

DILUTED NET INCOME (LOSS) PER COMMON SHARE	$0.47	$(0.13)

Weighted average shares outstanding - Basic	10,219	9,452
- Diluted	10,707	9,452

(thousands)

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION	Apr. 1, 2012	Dec. 31, 2011
	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$1,244	$550
Trade receivables, net	30,645	14,171
Inventories	29,562	27,503
Prepaid expenses and other	1,974	2,161
Total current assets	63,425	44,385

Property, plant and equipment, net	23,111	22,978
Goodwill and other intangible assets, net	18,621	15,834
Deferred financing costs, net	1,761	1,898
Other non-current assets	659	675
TOTAL ASSETS	$107,577	$85,770

CURRENT LIABILITIES
Current maturities of long-term debt	$1,000	$1,000
Accounts payable	23,491	10,915
Accrued liabilities	6,233	7,935
Total current liabilities	30,724	19,850

Long-term debt, less current maturities and discount	35,433	31,954
Deferred compensation and other	4,275	3,780
Deferred tax liabilities	1,344	1,344
TOTAL LIABILITIES	71,776	56,928

SHAREHOLDERS’ EQUITY	35,801	28,842
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$107,577	$85,770